Exhibit 5.1

June 7, 2018

First Internet Bancorp
11201 USA Parkway
Fishers, Indiana 46037

Ladies and Gentlemen:

We have acted as counsel to First Internet Bancorp, an Indiana corporation (the “Company”), in connection with the preparation and filing of a prospectus supplement dated June 7, 2018 (the “Prospectus Supplement”) to the prospectus dated August 16, 2017 (together, the “Prospectus”) relating to the offer and sale by the Company, pursuant to that certain Underwriting Agreement dated June 7, 2018 (the “Underwriting Agreement”), by and among the Company, First Internet Bank of Indiana and Keefe, Bruyette & Woods, Inc., as representative of the several underwriters named in Schedule I thereto (the “Underwriters”), of 1,505,000 shares of the Company’s common stock, no par value per share, together with up to 225,750 shares of the Company’s common stock for which the Underwriters have been granted an option to purchase (collectively, the “Offered Securities”). The Prospectus forms a part of the Company’s registration statement on Form S-3 (No. 333-219841) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective by the Commission on August 16, 2017.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

Any Offered Securities will be issued under the Articles of Incorporation of the Company (as amended to date, the “Articles of Incorporation”) and distributed pursuant to the Underwriting Agreement (collectively with the Articles of Incorporation, the “Governing Documents”).

As counsel for the Company, we are familiar with the Articles of Incorporation and Amended and Restated Bylaws (the “Bylaws”) of the Company, each as amended to the date hereof, and we have reviewed (i) the Registration Statement, (ii) the Prospectus Supplement and Prospectus, (iii) the Underwriting Agreement, and (iv) the proceedings taken by the Company in connection with the authorization of the Offered Securities. We have also examined such corporate and other records, documents, agreements and instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company, without any independent verification thereof.

Based on the foregoing and subject to the other qualifications, assumptions and limitations set forth herein, we are of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Offered Securities and, when issued and sold in the manner and under the terms of the Underwriting Agreement, including payment by the Underwriters of the amount specified in the Underwriting Agreement, will upon such issuance and sale be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed the accuracy and truthfulness of all public records of the Company and of all certifications, documents and other proceedings examined by us that have been produced by officials of the Company acting within the scope of their official capacities, without verifying the accuracy or truthfulness of such representations, and the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.  We express no opinion concerning any law other than the laws of the State of Indiana and we express no opinion as to the effect of any other laws.

This opinion is rendered as of the date first written above and is expressly limited to the matters set forth above and to laws existing on the date hereof, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Offered Securities, or the Governing Documents.

We hereby consent to the filing of this opinion as an exhibit to the current report on Form 8-K filed with the Commission on June 7, 2018 and to being named in the Prospectus Supplement under the caption “Legal Matters” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the Securities Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ Joshua L. Colburn
Joshua L. Colburn, Partner